Exhibit 10.2

NORTHROP GRUMMAN CORPORATION
EQUITY GRANT PROGRAM FOR NON-EMPLOYEE DIRECTORS
UNDER THE
NORTHROP GRUMMAN 2024 LONG-TERM INCENTIVE STOCK PLAN
Amended and Restated Effective as of May 15, 2024

1.Purpose
(a)The purpose of the Northrop Grumman Corporation Equity Grant Program for Non-Employee Directors (the “Program”) is to promote the long-term growth and financial success of Northrop Grumman Corporation (the “Company”) by attracting and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company’s non-employee directors and its stockholders.
(b)The Program is adopted and maintained under the Company’s 2024 Long-Term Incentive Stock Plan and any successor equity compensation plan of the Company (as each such plan may be amended from time to time, the “Equity Plan”). The Program sets forth terms and conditions approved by the Company’s Board of Directors (the “Board”) with respect to the compensation of Eligible Directors (as defined below). This amended and restated Program is effective as of May 15, 2024 (the “Effective Date”). The Program as in effect at the time that Stock Units are awarded hereunder constitutes the award agreement evidencing the terms and conditions of the awards applicable to such Stock Units. This amended and restated Program does not affect any stock units or other awards granted prior to the Effective Date and any prior elections made by Eligible Directors with respect to Stock Units and compensation related to the 2024 Service Year (as defined below) and the 2024 calendar year shall remain in effect and be governed by the terms and conditions of the Program as previously in effect. Unless otherwise provided by the Board, no awards will be granted to Eligible Directors under the Equity Plan on or after the Effective Date other than as provided under this Program.
2.Term
The Program shall operate and shall remain in effect until terminated by action of the Board.
3.Program Operation
The Program and transactions hereunder in respect of Company equity securities are intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934 (the “1934 Act”) to the maximum extent possible under Rule 16b-3 promulgated thereunder. Except as specifically provided for herein, the Program requires no discretionary action by any administrative body with regard to any transaction under the Program. To the extent, if any, that any administrative or interpretive actions are required under the

Program, such actions shall be undertaken by the Board or by the Compensation and Human Capital Committee of the Board (the “Compensation Committee”).
4.Eligibility
Only directors of the Company who are not employees of the Company or any subsidiary of the Company (“Eligible Directors”) shall participate in the Program.
5.Shares of Common Stock Subject to the Program
Shares of common stock of the Company (“Common Stock”) that are paid in settlement of Stock Units awarded under the Program shall be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Equity Plan then in effect and giving effect to any applicable fungible or premium share-counting rules of such plan.
6.Adjustments and Reorganizations
(a)Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of shares of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Board or Compensation Committee shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Stock Units, (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding Stock Units, and/or (3) the securities, cash or other property deliverable upon payment of any outstanding Stock Units, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Program and the then-outstanding Stock Units. The Board or Compensation Committee may also prospectively make such similar appropriate adjustment in the calculation of Fair Market Value (as defined in Section 7) as it deems necessary to preserve (but not increase) Eligible Directors’ rights under the Program.
(b)It is intended that, if possible, any adjustments contemplated by the preceding Section 6(a) be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Any good faith determination by the Board or Compensation Committee as to whether an adjustment is required in the circumstances pursuant to Section 6(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.Fair Market Value
Fair Market Value for all purposes under the Program shall have the meaning ascribed to such term in the Equity Plan.
8.Annual Retainer; Grants of Stock Units
(a)The Board (or applicable committee thereof) shall establish what portion or amount, if any, of the annual retainer payable to each Eligible Director for services as a director (the “Annual Retainer”) will be paid in the form of shares of Common Stock or Stock Units (the “Stock Component”) and what portion or amount of the Annual Retainer will be paid in cash (the “Cash Component”). The Stock Component shall be compensation for services rendered for each service year commencing with the Company’s Annual Meeting of Shareholders and ending with the Company’s next following Annual Meeting of Shareholders (the “Service Year”). The Cash Component shall be compensation for services rendered during the calendar year, paid on a quarterly basis.
(b)As of the close of business on the day of the Company’s Annual Meeting of Shareholders, each Eligible Director’s account under the Program automatically will be credited with a number of Stock Units equal to the Stock Component for that Service Year divided by the Fair Market Value of a share of Common Stock on that date (the “Automatic Stock Units”); provided that for calendar year 2024 only, the date on which the Automatic Stock Units calculation is based and the grant date of the Automatic Stock Units shall not be the day of the Company’s Annual Meeting of Shareholders (May 15, 2024) but instead shall be the fourth business day following filing of the Form 10-Q for the quarter ended June 30, 2024, and also conditioned upon the filing of the Form S-8 with respect to the Equity Plan on or before that date. As used herein, a “Stock Unit” is a non-voting unit of measurement which is credited to a bookkeeping account and deemed for purposes of the Program to be equivalent in value to one outstanding share of Common Stock. The Stock Units shall be used solely as a device for the determination of any payment to eventually be made to the Eligible Director pursuant to Section 9. Automatic Stock Units will vest on the first anniversary of the date of the Company’s Annual Meeting of Shareholders on which the Automatic Stock Units were granted (and will vest on May 15, 2025 with respect to the 2024 Automatic Stock Units), and, absent a valid election in accordance with Section 9(a), be payable on or within 30 days after the Eligible Director’s Separation from Service. Should any individual experience a Separation from Service prior to the vesting date of his or her Automatic Stock Units, such individual shall vest in a pro rata portion of such Automatic Stock Units based on the number of calendar days that such individual served as a director during the Service Year for which such Automatic Stock Units were granted, which pro rata portion shall become payable on the same date(s) as otherwise would have applied with respect to such Automatic Stock Units (including after giving effect to any election pursuant to Section 9(a) hereof).

(c)Absent a valid election in accordance with this Section 8(c), the Cash Component of the Annual Retainer earned for each calendar quarter, as well as any fees payable for service on Board committees, for service as lead independent director or for extraordinary services (the “Other Annual Retainers”) for such calendar quarter shall be payable to each Eligible Director as of the last day of each calendar quarter during the relevant year. For any Eligible Director who submits a valid election pursuant to this Section 8(c), all or any portion of the Cash Component and the Other Annual Retainers shall be payable in the form of a credit of Stock Units under the Program (collectively, the “Elective Stock Units”), which shall be credited as of the date that such amounts otherwise would have been payable in cash under the Program (each, a “Crediting Date”), subject to the proviso in the next sentence. The number of Elective Stock Units to be credited pursuant to such election on a Crediting Date shall be determined by dividing the portion of the Cash Component of the Annual Retainer and Other Annual Retainer that would have otherwise been paid in cash to the Eligible Director for the corresponding calendar quarter but for such an election by the Eligible Director, divided by the Fair Market Value of a share of Common Stock on that Crediting Date; provided that with respect to the second quarter of 2024 only, the date on which the Elective Stock Units calculation is based and the Crediting Date of the Elective Stock Units shall not be the last day of the second calendar quarter of 2024 but instead shall be the fourth business day following the filing of the Form 10-Q for the quarter ended June 30, 2024, and also conditioned upon the filing of the Form S-8 with respect to the Equity Plan on or before that date. Any such election to receive Elective Stock Units in lieu of a cash payment under the foregoing proviso must be made on a form and in a manner prescribed by Company management prior to the beginning of the calendar year to which such Cash Component or Other Annual Retainers relate. For the avoidance of doubt, any prior elections made with respect to the Cash Component of the Annual Retainer and Other Annual Retainer for the 2024 calendar year shall continue to apply for such compensation and this amendment and restatement of the Program shall not change any such elections.
(d)Should any individual become an Eligible Director after the beginning of the Service Year or after the beginning of the calendar year, such Eligible Director shall be entitled to a pro rata Annual Retainer, with the amount of the Stock Component and the Cash Component proportionately reduced to reflect the number of calendar days that have elapsed between the beginning of the Service Year (with respect to the Stock Component) or the calendar year (with respect to the Cash Component), respectively, and the effective date of the individual’s election as an Eligible Director. Such pro-rated Stock Component shall be credited as Automatic Stock Units as of the effective date of the individual’s election as an Eligible Director and shall vest on the first anniversary of the date of the Company’s immediately preceding Annual Meeting of Shareholders. The number of Automatic Stock Units so credited to the Eligible Director’s account shall be equal to the pro-rated Stock Component divided by the Fair Market Value of a share of Common Stock on the effective date of the Eligible Director’s election to the Board. Such pro-rated Cash Component shall be paid on the date that the relevant Cash

Component would otherwise have been paid had the individual served as an Eligible Director during the entire calendar year.
9.Payment of Stock Units
(a)All Stock Units shall be paid in an equivalent number of shares of Common Stock. All Stock Units shall be paid on or within 30 days after the Eligible Director’s Separation from Service; provided, however, that an Eligible Director may make an irrevocable election in advance to have all or any portion of any Stock Units paid (A) upon the earlier of (i) the Eligible Director’s Separation from Service or (ii) a calendar year specified by the Eligible Director in his or her election (which year may be no earlier than the year after the relevant year to which the deferred Annual Retainer or Other Annual Retainers, as the case may be, relate), or (B) in the case of Automatic Stock Units, upon the Automatic Stock Units’ vesting date. Notwithstanding the foregoing, no Automatic Stock Units shall be paid before the date they otherwise vest pursuant to Section 8. Any election to receive payment of Stock Units upon an event other than Separation from Service must be made on a form and in a manner prescribed by Company management by no later than December 31st of the calendar year before the start of the relevant Service Year (that is, before the start of the calendar year in which the Eligible Director performs the services giving rise to Stock Units). Notwithstanding the foregoing, an individual who first becomes an Eligible Director on or after January 1 of a calendar year shall be permitted to make an irrevocable election to receive payment of Automatic Stock Units upon an event other than Separation from Service provided that such election is made within 30 days after the date the individual becomes an Eligible Director and such election relates only to Automatic Stock Units attributable to services performed after the election. If the Eligible Director makes such an election to receive payment upon an event that is earlier than Separation from Service and payment is triggered (1) by the occurrence of the specified calendar year, the applicable Stock Units will generally be paid in January of such calendar year, and shall in all cases be paid prior to the end of such calendar year, or (2) upon vesting or Separation from Service, the applicable Stock Units shall be paid on or within 30 days of such event. For the avoidance of doubt, any prior elections made with respect to the Annual Retainer for the 2024 Service Year and the 2024 calendar year shall continue to apply for such Annual Retainer and this amendment and restatement of the Program shall not change any such elections.
(b) Notwithstanding the foregoing Section 9(a), if an Eligible Director is a Key Employee as of his Separation from Service, any payment triggered by the Eligible Director’s Separation from Service which constitutes nonqualified deferred compensation subject to Section 409A shall be made on the first day of the seventh month following the date of his or her Separation from Service (or, if earlier, the date of his or her death). Such payment shall be subject to adjustment as provided in Section 6 and shall be in complete satisfaction of such payment. For the avoidance of doubt, an Eligible Director shall continue to be eligible to receive additional credits of Stock Units as dividend equivalents pursuant to Section 12 during any period of time payment of the Eligible Director’s Stock Units is delayed pursuant to this Section 9(b).
(c)For purposes of this Program, the following terms shall have the meanings indicated below:
Affiliated Company. The Company and any other entity related to the Company under the rules of section 414 of the Code. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may include other entities as well.
Key Employee. A director or an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of the Company or an Affiliated Company (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s or an Affiliated Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Section 409A. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.
Separation from Service. A “separation from service” within the meaning of Section 409A.
(d)Section 6 of the Equity Plan (addressing certain change in control events) shall apply to the Stock Units; provided that no modification to the timing of payment of the Stock Units shall be made unless such modification complies with Section 409A, including the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix) (“plan terminations and liquidations”), or any successor provision thereto, and such modification would not result in any tax, penalty or interest under Section 409A.
10.Elective Deferrals
(a) Eligible Directors shall be provided with the opportunity to elect to defer all or a portion of their Eligible Compensation, at the time and in the form and manner set forth below. To be effective, any deferral election must be filed by the deadline established by Company management, which shall be no later than December 31st of the calendar year before the calendar year in which the services giving rise to the Eligible Compensation to be deferred will be performed. An individual who becomes an Eligible Director on or after January 1 of a calendar year shall not be eligible to defer any portion of Eligible Compensation during that calendar year. Deferral election forms shall be in such form, and shall be filed and revoked in such manner as Company management shall from time to time determine. In addition, the Board may establish such minimum deferral amounts, specified percentages of Eligible Compensation that may be deferred, and similar requirements and limitations, as it may determine to be appropriate for convenience of administration of the Program.

(b)The Board shall cause Company management to establish and maintain an Elective Deferral Account for each Eligible Director who elects to defer Eligible Compensation earned on or after January 1, 2015, pursuant to Section 10(a) above. On the last day of each calendar quarter, the Elective Deferral Account of each person who is an Eligible Director as of such date shall be credited with his or her Elective Deferral Amount (if any) for such calendar quarter.
(c)Company management shall from time to time establish one or more bookkeeping investment funds (each, an "Investment Fund") based upon such criteria as it may from time to time determine. Company management shall establish procedures to permit Eligible Directors to make Investment Elections from time to time indicating in which of the available Investment Funds their Elective Deferral Accounts shall be deemed invested. Company management shall cause Eligible Director’s Elective Deferral Account to be adjusted upwards or downwards, at such intervals as it may from time to time determine, to reflect the net investment return (whether positive or negative) of the particular Investment Fund(s) elected; provided, that no Elective Deferral Account may at any time have a balance less than zero.
(d)For purposes of this Program, the following terms shall have the meanings indicated below:
Elective Deferral Account. A bookkeeping account for an Eligible Director representing the Eligible Compensation that the Eligible Director has elected to defer under Section 10(a) of the Program, as adjusted to reflect earnings, losses, contributions and distributions in accordance with Section 10(c) and Section 11 of the Program.
Elective Deferral Amount. An amount of Eligible Compensation that an Eligible Director elects to defer under and in accordance with Section 10(a) of the Program.
Eligible Compensation. With respect to any calendar quarter, the portion of an Eligible Director’s Cash Component and Other Annual Retainers payable for such quarter, less any portion of such amount for such quarter which the Eligible Director elects to receive in the form of Elective Stock Units in accordance with Section 8(c).
Investment Election. An election by an Eligible Director to have Elective Deferral Amounts invested in an Investment Fund. Investment Elections shall be made on a form and in the manner prescribed by Company management.
11.Payment of Elective Deferrals
(a)The balance of an Eligible Director’s Elective Deferral Account shall be paid in a single distribution within 30 days following such Eligible Director’s Separation from Service, unless: (i) the Eligible Director has elected an alternative time of payment under Section 11(b) or (ii) a later date is required by Section 11(e).
(b)In lieu of the default time of payment set forth in Section 11(a), an Eligible Director may elect to receive a distribution of all or a portion of his Elective Deferral Account at the earlier of Separation from Service or a calendar year specified by the Eligible Director. Any such election must be made in accordance with the procedures set forth in Section 11(d). A distribution scheduled to be made due to the Eligible Director’s Separation from Service shall be made within 30 days of such Separation from Service. A distribution scheduled to be made in a specified calendar year shall be made no later than December 31st of such calendar year.
(c)All distributions from an Eligible Director’s Elective Deferral Account shall be made in cash.
(d)Company management shall establish rules and procedures for an Eligible Director to file a distribution election form on which such Eligible Director may make a distribution election, subject to the following requirements and restrictions:
(1)A distribution election form must be filed by the deadline established by Company management, which shall be no later than December 31st of the calendar year before the calendar year in which the Eligible Director will perform the services giving rise to the Annual Retainer (or Other Annual Retainer, if applicable) to be deferred;
(2)A distribution election applies only with respect to deferrals for the calendar year for which the distribution election form is filed. If an Eligible Director wishes to make a distribution election for amounts deferred in subsequent calendar years, a new distribution election form must be filed for each calendar year by the deadline described in Section 11(d)(1), above; and
(3)A distribution election is irrevocable once the distribution election form is filed.
In addition, Company management may establish rules for designating a beneficiary, and such other rules, limitations and conditions as Company management determines to be appropriate, subject to the requirements and restrictions set forth above.
(e)If an Eligible Director is a “specified employee” (as determined by the Company in accordance with Section 409A(a)(2)(B) of the Code and Treas. Reg. § 1.409A-1(i)), any amount that becomes payable under this Section 11 as a result of the Eligible Director’s Separation from Service shall be paid on the later of (a) the payment date prescribed by this Section 11, and (b) the first day of the seventh month that begins after the Eligible Director’s Separation from Service.

(f)If an Eligible Director dies before the balance of his Elective Deferral Account is fully distributed, the remaining balance of the Eligible Director’s Elective Deferral Account shall be distributed (in the form such balance would have been paid to such Eligible Director) to his beneficiary within 90 days after the Eligible Director’s death.
(g)Section 6 of the Equity Plan (addressing certain change in control events) shall apply to Elective Deferral Accounts; provided that no modification to the timing of payment shall be made unless the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix) (“plan terminations and liquidations”), or any successor provision thereto, are satisfied and such modification would not result in any tax, penalty or interest under Section 409A.
12.Dividend Equivalents
No later than sixty (60) days following each date that the Company pays an ordinary cash dividend on its outstanding Common Stock (if any ordinary cash dividends are paid), for which the related record date occurs on or after the Effective Date and prior to all of the Eligible Director’s Stock Units being paid pursuant to Section 9, the Eligible Director’s Stock Unit account shall be credited with additional Stock Units equal to (i) the number of outstanding and unpaid Stock Units credited to such account as of such record date, multiplied by (ii) the amount of the ordinary cash dividend paid by the Company on a share of Common Stock, divided by (iii) the Fair Market Value of a share of the Common Stock as of such record date. Any Stock Units credited pursuant to the foregoing provisions of this Section 12 shall be subject to the same payment and other terms and conditions as the original Stock Units to which they relate.
13.Restrictions on Transfer
Stock Units shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by an Eligible Director other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. An Eligible Director may designate, on a form provided by the Company, a beneficiary or beneficiaries to receive any distributions under the Program, including distributions of Elective Deferral Accounts, upon the death of the Eligible Director.
14.Issuance of Certificates
(a)On each payment date described in Section 9, the Company shall deliver to the Eligible Director a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) equivalent to the number of Stock Units which are payable under the Program with respect to such payment date.
(b)Whenever under the terms of the Program a fractional share would be required to be issued, the fractional share shall be rounded up to the next full share.

(c)All shares of Common Stock delivered under the Program shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable or legally necessary under any laws, statutes, rules, regulations and other legal requirements, including those of any stock exchange upon which the Common Stock is then listed and any applicable Federal, state or foreign securities law.
(d)Anything to the contrary herein notwithstanding, the Company shall not be required to issue any shares of Common Stock under the Program if, in the opinion of legal counsel, the issuance and delivery of such shares would constitute a violation by the Eligible Director or the Company of any applicable law or regulation of any governmental authority, including, without limitation, Federal and state securities laws, or the regulations of any stock exchange on which the Company’s securities may then be listed.
15.Program Amendment
The Board may suspend or terminate the Program or any portion of the Program. The Board may also amend the Program if deemed to be in the best interests of the Company and its stockholders; provided, however, that (a) no such amendment may impair any Eligible Director’s right regarding any outstanding grants or Stock Units, Elective Deferral Accounts, or other right to receive shares or cash payments under the Program without his or her consent, and (b) no such amendment may cause the Program not to comply with Rule 16b-3, or any successor rule, under the 1934 Act.
16.Unfunded Program
The Program shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Program shall not establish any fiduciary relationship between the Company and any Eligible Director or other person. To the extent any person holds any rights by virtue of an award granted under the Program, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.
17.Future Rights
Neither the Program, nor the granting of Common Stock nor any other action taken pursuant to the Program, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain an Eligible Director for any period of time, or at any particular rate of compensation. Nothing in this Program shall in any way limit or affect the right of the Board or the stockholders of the Company to remove any Eligible Director or otherwise terminate his or her service as a director of the Company.

18.Governing Law
The Program and all rights and obligations under the Program shall be governed by, and construed in accordance with, the laws of the State of Delaware and applicable Federal law.
19.Successors and Assigns
The Program shall be binding on all successors and assigns of an Eligible Director, including, without limitation, the estate of such Eligible Director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Eligible Director’s creditors.
20.Rights as a Stockholder
The Eligible Director in whose name any shares of Common Stock have been issued pursuant to this Program shall have all of the rights of a stockholder with respect to such shares, including the right to vote the Common Stock and receive dividends and other distributions made on the Common Stock (but for the avoidance of doubt, shall not have any rights of a stockholder prior to the issuance of such shares). Shares of Common Stock issued in respect of Stock Units credited under the Program shall be fully paid and non-assessable.
21.Construction
The Program shall be construed and interpreted to comply with, and avoid any tax or penalty or interest under, Section 409A. Notwithstanding Section 15 above, the Company reserves the right to amend the Program and any outstanding grants or deferrals under the Program to the extent it reasonably determines is consistent with and necessary in order to preserve the intended tax consequences of the Stock Units and amounts deferred in Elective Deferral Accounts, in light of Section 409A and any regulations or other guidance promulgated thereunder. Notwithstanding the foregoing, the Company does not make any representations as to the potential tax treatment of any compensation or Stock Units granted under the Program under Section 409A or otherwise and the Company will not have any liability to any Eligible Director for adverse tax consequences or penalty.